SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

March 16, 2005
(Date of Report)
(Date of earliest event reported)

ONYX SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Washington		91-1629814
(State or other jurisdiction	0-25361	(IRS Employer
of incorporation)	(Commission File No.)	Identification No.)

1100 – 112th Avenue N.E., Suite 100, Bellevue, WA 98004-4504
(Address of principal executive offices, including Zip Code)

(425) 451-8060
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.01. Entry into a Material Definitive Agreement.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 10.1
EXHIBIT 99.1

     Item 1.01. Entry into a Material Definitive Agreement.

     On March 16, 2004, Onyx appointed Robert J. Chamberlain as its Chief Financial Officer (CFO) effective March 28, 2005. In conjunction with this appointment, Onyx entered into an employment agreement with Mr. Chamberlain, which agreement will become effective upon commencement of Mr. Chamberlain’s employment. The board of directors of Onyx also designated Mr. Chamberlain as an executive officer of Onyx, effective upon commencement of Mr. Chamberlain’s employment.

     Under the employment agreement, Onyx will pay Mr. Chamberlain a base salary of $250,000 per year, and Mr. Chamberlain will be eligible to be considered for a semi-annual incentive bonus in an amount up to 50% of his base salary.

     The employment agreement provides Mr. Chamberlain with a grant of non-qualified stock options on the date of commencement of his employment. Such grant is to purchase 150,000 shares of Onyx common stock at an exercise price equal to the average of the high and low trading price of Onyx common stock on the date of grant. Twenty-five percent of the shares covered by the option will vest on the one-year anniversary of the date of grant and an additional 2.0833% of such shares will vest at the end of each month thereafter, with the result that 100% of the shares covered by the option shall be vested four years from the date of grant.

     The employment agreement is terminable by either Onyx or Mr. Chamberlain, with or without cause, at any time. If Mr. Chamberlain is terminated by Onyx without cause or Mr. Chamberlain resigns for good reason (as such terms are defined in the employment agreement), Onyx shall pay severance to Mr. Chamberlain in an aggregate amount equal to three months of Mr. Chamberlain’s then-current base salary in the event the termination takes place within the first year of employment and, thereafter, Onyx shall pay severance to Mr. Chamberlain in an aggregate amount equal to six months of Mr. Chamberlain’s then-current base salary. In the event such termination occurs as a result of a corporate transaction (as such term is defined in the employment agreement) Onyx shall pay severance equal to six months of Mr. Chamberlain’s then-current base salary plus a pro-rated portion of Mr. Chamberlain’s targeted incentive bonus for the period in which the termination took place.

     A copy of the employment agreement is attached as Exhibit 10.1 and is incorporated into this current report by reference.

     Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     (c)      Appointment of Chief Financial Officer.

     On March 18, 2004, Onyx announced that it named Robert J. Chamberlain, age 51, as Chief Financial Officer (CFO) effective March 28, 2005. Mr. Chamberlain will report directly to Janice P. Anderson, Onyx’s Chair and Chief Executive Officer.

     Mr. Chamberlain is currently the part-time chief financial officer for PayScale, Inc., a privately held company which provides compensation information. He has served on the Board of

Directors of Kidzworld since 2004 and Pacific Interactive, Inc. since 1999. From 1999 to 2001, Mr. Chamberlain served as chief financial officer of F5 Networks, Inc., a provider of internet traffic and content management products. From 1997 to 1998, Mr. Chamberlain served as chief financial officer of Photodisc, a company involved in the digitalization of the stock photography market, and in 1998, he also served as its co-president. From 1996 to 1997, Mr. Chamberlain served as the executive vice president and CFO of Midcom Communications, Inc., a public telecommunications company. From 1991-1996, Mr. Chamberlain was with Seattle-based software provider ElseWare Corporation in various roles.

     Prior to this series of industry leadership roles, Mr. Chamberlain was audit partner in the technology practice of KPMG LLP working out of the Seattle office. In total he was at KPMG LLP for more than eleven years. He earned a Bachelor of Science in Business Administration from California State University in Northridge.

     Item 9.01. Financial Statements and Exhibits.

     (c)      Exhibits.

10.1	Employment Agreement between Onyx Software Corporation and Robert J. Chamberlain dated March 16, 2005

99.1	Press Release of Onyx Software Corporation dated March 18, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONYX SOFTWARE CORPORATION
Date: March 18, 2005	By:	/s/ Janice P. Anderson
		Name:	Janice P. Anderson
Its: Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Employment Agreement between Onyx Software Corporation and Robert J. Chamberlain dated March 16, 2005

99.1	Press Release of Onyx Software Corporation dated March 18, 2005